UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*

                                   DPL Inc.
------------------------------------------------------------------------------

                               (Name of Issuer)

                   Common Stock, par value $ 0.01 per share
------------------------------------------------------------------------------

                        (Title of Class of Securities)

                                   233293109
------------------------------------------------------------------------------

                                (CUSIP Number)

     KKR 1996 Fund L.P., KKR Partners II, L.P., KKR Associates 1996 L.P.,
                KKR 1996 GP LLC, KKR Associates (Strata) L.P.,
                        Strata LLC, Dayton Ventures LLC
                    c/o Kohlberg Kravis Roberts & Co., L.P.
                 9 West 57th Street, New York, New York 10019
                                (212) 750-8300
                                   Copy to:
                             David J. Sorkin, Esq.
                        Simpson Thacher & Bartlett LLP
                             425 Lexington Avenue
                           New York, New York 10017
                                (212) 455-2000
------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                               December 7, 2004
------------------------------------------------------------------------------
            Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box /_/.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              PAGE 1 of 12 PAGES

CUSIP No. 233293109                SCHEDULE 13D              Page 2 of 12 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     KKR 1996 FUND L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO, AF

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

                           0

               _________________________________________________________________
 NUMBER OF     8    SHARED VOTING POWER

   SHARES           18,560,000 Common Shares assuming exercise of the Warrants**

BENEFICIALLY        **As of December 7, 2004, the Reporting Person did not own
                    any shares of Issuer Common Stock.  However, pursuant to
  OWNED BY          Rule 13d-3 under the Securities Exchange Act of 1934, as
                    amended (the "Exchange Act"), Dayton Ventures may be deemed
    EACH            to beneficially own 18,560,000 shares of Issuer Common
                    Stock, all of which is subject to issuance upon exercise
  REPORTING         of the Warrants acquired by Dayton Ventures pursuant to the
                    Purchase Agreement
   PERSON      _________________________________________________________________
               9    SOLE DISPOSITIVE POWER
    WITH
                           0

               _________________________________________________________________
               10   SHARED DISPOSITIVE POWER

                    18,560,000 Common Shares assuming exercise of the Warrants

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     18,560,000 Common Shares assuming exercise of the Warrants

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     12.8% assuming exercise of the Warrants

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

CUSIP No. 233293109            SCHEDULE 13D                  Page 3 of 12 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     KKR PARTNERS II, L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO, AF

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

                           0

               _________________________________________________________________
 NUMBER OF     8    SHARED VOTING POWER

   SHARES           18,560,000 Common Shares assuming exercise of the Warrants**

BENEFICIALLY        **As of December 7, 2004, the Reporting Person did not own
                    any shares of Issuer Common Stock.  However, pursuant to
  OWNED BY          Rule 13d-3 under the Securities Exchange Act of 1934, as
                    amended (the "Exchange Act"), Dayton Ventures may be deemed
    EACH            to beneficially own 18,560,000 shares of Issuer Common
                    Stock, all of which is subject to issuance upon exercise
  REPORTING         of the Warrants acquired by Dayton Ventures pursuant to the
                    Purchase Agreement
   PERSON      _________________________________________________________________
               9    SOLE DISPOSITIVE POWER
    WITH
                           0

               _________________________________________________________________
               10   SHARED DISPOSITIVE POWER

                    18,560,000 Common Shares assuming exercise of the Warrants

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     18,560,000 Common Shares assuming exercise of the Warrants

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     12.8% assuming exercise of the Warrants

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

CUSIP No. 233293109             SCHEDULE 13D                Page 4 of 12 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     KKR ASSOCIATES 1996 L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO, AF

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

                           0

               _________________________________________________________________
 NUMBER OF     8    SHARED VOTING POWER

   SHARES           18,560,000 Common Shares assuming exercise of the Warrants**

BENEFICIALLY        **As of December 7, 2004, the Reporting Person did not own
                    any shares of Issuer Common Stock.  However, pursuant to
  OWNED BY          Rule 13d-3 under the Securities Exchange Act of 1934, as
                    amended (the "Exchange Act"), Dayton Ventures may be deemed
    EACH            to beneficially own 18,560,000 shares of Issuer Common
                    Stock, all of which is subject to issuance upon exercise
  REPORTING         of the Warrants acquired by Dayton Ventures pursuant to the
                    Purchase Agreement
   PERSON      _________________________________________________________________
               9    SOLE DISPOSITIVE POWER
    WITH
                           0

               _________________________________________________________________
               10   SHARED DISPOSITIVE POWER

                    18,560,000 Common Shares assuming exercise of the Warrants

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     18,560,000 Common Shares assuming exercise of the Warrants

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     12.8% assuming exercise of the Warrants

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

CUSIP No. 233293109              SCHEDULE 13D               Page 5 of 12 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     KKR 1996 GP LLC

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO, AF

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

                           0

               _________________________________________________________________
 NUMBER OF     8    SHARED VOTING POWER

   SHARES           18,560,000 Common Shares assuming exercise of the Warrants**

BENEFICIALLY        **As of December 7, 2004, the Reporting Person did not own
                    any shares of Issuer Common Stock.  However, pursuant to
  OWNED BY          Rule 13d-3 under the Securities Exchange Act of 1934, as
                    amended (the "Exchange Act"), Dayton Ventures may be deemed
    EACH            to beneficially own 18,560,000 shares of Issuer Common
                    Stock, all of which is subject to issuance upon exercise
  REPORTING         of the Warrants acquired by Dayton Ventures pursuant to the
                    Purchase Agreement
   PERSON      _________________________________________________________________
               9    SOLE DISPOSITIVE POWER
    WITH
                           0

               _________________________________________________________________
               10   SHARED DISPOSITIVE POWER

                    18,560,000 Common Shares assuming exercise of the Warrants

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     18,560,000 Common Shares assuming exercise of the Warrants

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     12.8% assuming exercise of the Warrants

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

CUSIP No. 233293109            SCHEDULE 13D                 Page 6 of 12 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     KKR ASSOCIATES (STRATA) L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO, AF

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

                           0

               _________________________________________________________________
 NUMBER OF     8    SHARED VOTING POWER

   SHARES           18,560,000 Common Shares assuming exercise of the Warrants**

BENEFICIALLY        **As of December 7, 2004, the Reporting Person did not own
                    any shares of Issuer Common Stock.  However, pursuant to
  OWNED BY          Rule 13d-3 under the Securities Exchange Act of 1934, as
                    amended (the "Exchange Act"), Dayton Ventures may be deemed
    EACH            to beneficially own 18,560,000 shares of Issuer Common
                    Stock, all of which is subject to issuance upon exercise
  REPORTING         of the Warrants acquired by Dayton Ventures pursuant to the
                    Purchase Agreement
   PERSON      _________________________________________________________________
               9    SOLE DISPOSITIVE POWER
    WITH
                           0

               _________________________________________________________________
               10   SHARED DISPOSITIVE POWER

                    18,560,000 Common Shares assuming exercise of the Warrants

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     18,560,000 Common Shares assuming exercise of the Warrants

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     12.8% assuming exercise of the Warrants

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

CUSIP No. 233293109               SCHEDULE 13D               Page 7 of 12 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     STRATA LLC

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO, AF

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

                           0

               _________________________________________________________________
 NUMBER OF     8    SHARED VOTING POWER

   SHARES           18,560,000 Common Shares assuming exercise of the Warrants**

BENEFICIALLY        **As of December 7, 2004, the Reporting Person did not own
                    any shares of Issuer Common Stock.  However, pursuant to
  OWNED BY          Rule 13d-3 under the Securities Exchange Act of 1934, as
                    amended (the "Exchange Act"), Dayton Ventures may be deemed
    EACH            to beneficially own 18,560,000 shares of Issuer Common
                    Stock, all of which is subject to issuance upon exercise
  REPORTING         of the Warrants acquired by Dayton Ventures pursuant to the
                    Purchase Agreement
   PERSON      _________________________________________________________________
               9    SOLE DISPOSITIVE POWER
    WITH
                           0

               _________________________________________________________________
               10   SHARED DISPOSITIVE POWER

                    18,560,000 Common Shares assuming exercise of the Warrants

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     18,560,000 Common Shares assuming exercise of the Warrants

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     12.8% assuming exercise of the Warrants

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

CUSIP No. 233293109               SCHEDULE 13D               Page 8 of 12 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Dayton Ventures LLC

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO, AF

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

                           0

               _________________________________________________________________
 NUMBER OF     8    SHARED VOTING POWER

   SHARES           18,560,000 Common Shares assuming exercise of the Warrants**

BENEFICIALLY        **As of December 7, 2004, the Reporting Person did not own
                    any shares of Issuer Common Stock.  However, pursuant to
  OWNED BY          Rule 13d-3 under the Securities Exchange Act of 1934, as
                    amended (the "Exchange Act"), Dayton Ventures may be deemed
    EACH            to beneficially own 18,560,000 shares of Issuer Common
                    Stock, all of which is subject to issuance upon exercise
  REPORTING         of the Warrants acquired by Dayton Ventures pursuant to the
                    Purchase Agreement
   PERSON      _________________________________________________________________
               9    SOLE DISPOSITIVE POWER
    WITH
                           0

               _________________________________________________________________
               10   SHARED DISPOSITIVE POWER

                    18,560,000 Common Shares assuming exercise of the Warrants

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     18,560,000 Common Shares assuming exercise of the Warrants

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     12.8% assuming exercise of the Warrants

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

CUSIP No. 233293109                SCHEDULE 13D              Page 9 of 12 Pages


                        AMENDMENT NO. 2 TO SCHEDULE 13D

         The Statement on Schedule 13D (the "Original 13D") originally filed on March 24, 2000 with the Securities and Exchange Commission by the Reporting Persons, as amended and restated by Amendment No. 1 to the Schedule 13D filed on April 5, 2004, relating to the common stock, par value $0.01 per share, of DPL Inc. (the "Issuer"), is hereby amended and supplemented with respect to the items set forth below.


Item 4.  Purpose of Transaction
         ----------------------

     On December 7, 2004, Dayton Ventures LLC sold to Lehman Brothers Inc. 13,000,000 warrants to purchase 13,000,000 shares of Issuer Common Stock (the "Warrants"), subject to anti-dilution adjustments, for an aggregate purchase price of $49,400,000. The Warrant Purchase Agreement is attached to this Amendment No. 2 as Exhibit 10.

         Pursuant to the Warrant Purchase Agreement, Dayton Ventures LLC transferred to Lehman Brothers Inc. two of the five "demand" registration rights under the Securityholders and Registration Rights Agreement dated March 13, 2000, which was previously filed as Exhibit 7 to Amendment No. 1 to the Original 13D.


Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

         As of December 7, 2004, Dayton Ventures did not own any shares of Issuer Common Stock. However, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and after giving effect to the above-described transaction, Dayton Ventures may be deemed to beneficially own 18,560,000 shares of Issuer Common Stock, all of which is subject to issuance upon exercise of the Warrants acquired by Dayton Ventures pursuant to the Purchase Agreement. The 18,560,000 shares issuable upon the exercise of the Warrants would constitute approximately 12.8% of the Issuer Common Stock outstanding upon such conversion (based on 126,501,404 shares of Issuer's Common Stock outstanding as of September 30, 2004, as reported in Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30,
2004).

         Accordingly, the percentage of the outstanding Issuer Common Stock beneficially owned by Dayton Ventures is approximately 12.8%.


Item 7.  Material to be Filed as Exhibits.
         --------------------------------

          10. Warrant Purchase Agreement dated as of November 23, 2004 between Dayton Ventures LLC and Lehman Brothers Inc.

CUSIP No. 233293109              SCHEDULE 13D               Page 10 of 12 Pages


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                          DAYTON VENTURES LLC
                          By: KKR 1996 Fund L.P., Member
                          By: KKR Associates 1996 L.P., its General Partner
                          By: KKR 1996 GP LLC, its General Partner

                          By:  /s/ William J. Janetschek
                              -------------------------------
                              Name: William J. Janetschek
                              Title: Attorney-in-fact for Henry R. Kravis

                          KKR 1996 FUND L.P.
                          By: KKR Associates 1996 L.P., its General Partner
                          By: KKR 1996 GP LLC, its General Partner

                          By:  /s/ William J. Janetschek
                              -------------------------------
                              Name: William J. Janetschek
                              Title: Attorney-in-fact for Henry R. Kravis

                          KKR PARTNERS II, L.P.
                          By: KKR Associates (Strata) L.P., its General Partner
                          By: Strata LLC, General Partner

                          By:  /s/ William J. Janetschek
                              -------------------------------
                              Name: William J. Janetschek
                              Title: Attorney-in-fact for Henry R. Kravis

                          KKR ASSOCIATES 1996 L.P.
                          By: KKR 1996 GP LLC, its General Partner

                          By:  /s/ William J. Janetschek
                              -------------------------------
                              Name: William J. Janetschek
                              Title: Attorney-in-fact for Henry R. Kravis

                          KKR ASSOCIATES (STRATA) L.P.
                          By: Strata LLC, its General Partner

                          By:  /s/ William J. Janetschek
                              -------------------------------
                              Name: William J. Janetschek
                              Title: Attorney-in-fact for Henry R. Kravis

                          KKR 1996 GP LLC

                          By:  /s/ William J. Janetschek
                              -------------------------------
                              Name: William J. Janetschek
                              Title: Attorney-in-fact for Henry R. Kravis

CUSIP No. 233293109                                         Page 11 of 12 Pages

                          STRATA LLC

                          By:  /s/ William J. Janetschek
                              -------------------------------
                              Name: William J. Janetschek
                              Title: Attorney-in-fact for Henry R. Kravis



Dated:   December 7, 2004

CUSIP No. 233293109                                         Page 12 of 12 Pages


                               INDEX TO EXHIBITS

Exhibit Number                 Description of Exhibit

   10.              Warrant Purchase Agreement dated as of November 23,
                    2004 between Dayton Ventures LLC and Lehman Brothers Inc.